QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.7

AMENDED AND RESTATED

FARMOUT ACQUISITION AGREEMENT

BETWEEN

DOMINION EXPLORATION & PRODUCTION, INC.,

DOMINION TRANSMISSION INC., and

DOMINION APPALACHIAN DEVELOPMENT, LLC,

AS FARMORS,

AND

ANTERO RESOURCES APPALACHIAN CORPORATION,

AS FARMEE

i

ii

APPENDICES
Appendix A	Definitions
EXHIBITS
Exhibit A	Farmout Agreement
Exhibit B	Permitted Encumbrances
Exhibit C	Reconveyance
Exhibit D	Pipeline Precedent Agreement
Exhibit E-1	Leases and Mineral Fee Interests
Exhibit E-2	Replacement Acreage
Exhibit F	Excluded Assets
Exhibit G	Partial Assignment of Oil and Gas Leases
Exhibit H	Form of Lease
Exhibit I	Encumbrances on Leasehold Rights
SCHEDULES
Schedule 4.1	Knowledge Individuals
Schedule 4.7	Actions
Schedule 4.8	Compliance
Schedule 4.9	Authorizations
Schedule 4.10	Preference Rights
Schedule 4.11A	Expired Leasehold Rights
Schedule 4.11C	Expiring Leasehold Rights
Schedule 4.12	Burdens on Leasehold Rights
Schedule 4.13	Surface Restrictions
Schedule 4.14	Suspense Accounts
Schedule 4.15	Material Contracts
Schedule 4.17	Hydrocarbon Sales
Schedule 4.18	Shut-In Leases
Schedule 6.9(f)	Operations within the Leasehold Rights

iii

FARMOUT ACQUISITION AGREEMENT

        This Amended and Restated Farmout Acquisition Agreement (the "Agreement") is executed on September 23, 2008, by and between Dominion Exploration & Production, Inc., Dominion Transmission, Inc., and Dominion Appalachian Development, LLC, collectively referred to as "Farmors," and Antero Resources Appalachian Corporation, as the "Farmee." Farmors and Farmee are collectively referred to herein as the "Parties" and individually referred to as a "Party."

RECITALS

        A.    Farmors own the Leasehold Rights (as hereinafter defined).

        B.    Farmors and Farmee entered into that certain Farmout Acquisition Agreement dated June 27, 2008 (the "Original Agreement") with respect to the leasehold rights described in the Original Agreement.

        C.    Farmors and Farmee entered into that certain First Amendment to the Original Agreement dated September 15, 2008 (the "First Amendment").

        D.    Farmors and Farmee have agreed to amend and restate the Original Agreement, as previously amended by the First Amendment, on the terms and conditions more particularly set forth below.

        E.    Farmors and Farmee intend to enter into the Farmout Agreement (as hereinafter defined) in the manner and subject to the terms and conditions set forth in this Agreement.

        F.     Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A to this Agreement or as such terms are otherwise identified and/or defined in this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PROCEDURES AND TIMING

        Section 1.1 Assignment and Farmout.    Upon the terms and subject to the conditions of this Agreement and the Farmout Agreement, Farmors agree to assign, transfer and convey the Leasehold Rights set forth on Exhibit E-1 to Farmee and Farmee agrees to accept, receive and pay for said Leasehold Rights.

ARTICLE 2
CONSIDERATION

        Section 2.1 Consideration Due at Closing.    The consideration due from Farmee at Closing (the "Consideration") shall be (a) (i) Two Thousand Five Hundred and Sixty Dollars ($2,560) per Net Mineral Acre of Leasehold Rights shown in Exhibit E-1 for properties located in Doddridge and Wetzel Counties, West Virginia and Greene County, Pennsylvania and (ii) Three Thousand Two Hundred and Fifty Dollars ($3,250) per Net Mineral Acre of Leasehold Rights shown in Exhibit E-1 for properties located in Harrison, Marion and Monongalia Counties, West Virginia; and (b) the execution and delivery of the Farmout Agreement. The aggregate Net Mineral Acres attributable to the Leasehold Rights shown in Exhibit E-1 is 114,259 ("Initial Net Mineral Acres"), which acreage is subject to the Replacement Acreage and other provisions of Article 3 hereof. Based on the Initial Net Mineral Acres and the per Net Mineral Acre values set forth above, the total cash portion of the Consideration at the time of execution of this Agreement is Three Hundred Forty-Six Million, Nine Hundred Ninety-Two Thousand, Six Hundred Thirty One Dollars ($346,992,631).

        Section 2.2 Deposit.    Upon execution of the Original Agreement, Farmee delivered to Farmors an amount equal to Five Million Dollars ($5,000,000.00) (the "Initial Deposit"). Farmee shall initiate a wire transfer to an account specified by Farmors an amount equal to Thirty Five Million Dollars ($35,000,000) by not later than 9:00 a.m. (Central Time) on September 26, 2008 in order for Farmors to receive the Additional Deposit into such account on September 26, 2008 (the "Additional Deposit," with the Initial Deposit plus the Additional Deposit being referred to in this Agreement as the "Deposit"). The Deposit shall be applied against the Consideration if the Closing occurs, or shall be otherwise distributed in accordance with the terms of this Agreement.

ARTICLE 3
TITLE MATTERS

        Section 3.1 Farmors' Title.    Farmors make no warranty or representation, express, implied, statutory or otherwise, with respect to Farmors' title to any of the Leasehold Rights, and except for Farmee's rights upon a breach of Farmors' obligations under Sections 6.9 and 6.10 or the special warranty of title set forth in the Assignment, Farmee hereby acknowledges and agrees that Farmee's sole remedy for any defect of title, including any Title Defect, with respect to any of the Leasehold Rights set forth on Exhibit E-1 shall be the Replacement Acreage provisions of this Article 3, and the special warranty of title set forth in the Assignment; provided, however, that Farmee shall not be entitled to protection under Farmors' special warranty of title set forth in the Assignment against any Title Defect for which a Title Defect Notice is furnished pursuant to Section 3.4(b) and/or any Title Defect disclosed in writing to Farmee by Farmors prior to the Title Claim Date.

        Section 3.2 Definition of Defensible Title.    As used in this Agreement, the term "Defensible Title" means that title of Farmors with respect to the Leasehold Rights that, except for and subject to Permitted Encumbrances:

        (a)   Entitles Farmors to receive a share of the Hydrocarbons produced, saved and marketed from any Leasehold Rights throughout the duration of the productive life of such Leasehold Rights (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons, hereinafter "Net Revenue Interest"), of not less than the Net Revenue Interest shown in Exhibit E-1 or Exhibit E-2, for such Leasehold Rights, except decreases in connection with those operations in which Farmors may after the date hereof as permitted hereunder be a non-consenting co-owner, decreases resulting from the establishment or amendment after the date hereof as permitted hereunder of pools or units, and except as stated in such Exhibits E-1 or Exhibit E-2.

        (b)   Obligates Farmors to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Leasehold Rights shown in Exhibit E-1 or Exhibit E-2, not greater than the "working interest" shown in Exhibit E-1 or Exhibit E-2, without increase throughout the productive life of such Leasehold Rights except as stated in Exhibit E-1 or Exhibit E-2, and except increases that are accompanied by at least a proportionate increase in Farmors' Net Revenue Interest;

        (c)   Entitles Farmors to the Net Mineral Acres for each Leasehold Right set forth in Exhibit E-1 or Exhibit E-2; and

        (d)   Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

        (e)   As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including a discrepancy in Net

Revenue Interest, working interest or Net Mineral Acres) that causes Farmors not to have Defensible Title in and to the Leasehold Rights shown in Exhibit E-1 as of the Closing Date or with respect to the Leasehold Rights set forth in Exhibit E-2 that is designated as Replacement Acreage, the Replacement Acreage Closing Date, including any failure of Farmors to obtain any required consent applicable to the obligations of Farmors hereunder, including the assignment of the Leasehold Rights contemplated hereby. For purposes of this Agreement, all (i) leases listed in Schedule 4.11(c) that, prior to the Closing Date and, with respect to the Leasehold Rights set forth on Exhibit E-2 that are designated as Replacement Acreage, prior to the Replacement Acreage Closing Date, are not extended beyond December 31, 2010, (ii) Leasehold Rights on which the wells designated by an "*" on Exhibit F are located, together with any Leasehold Rights which make up the smallest radius possible to encompass one hundred sixty (160) acres surrounding such well, and (iii) any Leasehold Rights which are affected by any of the agreements set forth on Exhibit I, shall also be deemed to have a Title Defect. Notwithstanding the foregoing, the following shall not be considered Title Defects:

    (a)
    defects based solely on references to a recorded document(s) if such document(s) is not in Farmors' files;

    (b)
    defects arising out of lack of corporate or other entity authorization, unless Farmee provides affirmative evidence that the action was not authorized and results in a third-party's actual and superior claim of title to the relevant Leasehold Right;

    (c)
    defects based on failure to record leases issued by any Governmental Body, or any assignments of record title or operating rights in such leases, in the real property, conveyance or other records of the county in which such Leasehold Right is located; and

    (d)
    defects based on a gap in Farmors' chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman's title chain, which documents shall be included in a Title Defect Notice.

        Section 3.3 Definition of Permitted Encumbrances.    As used herein, the term "Permitted Encumbrances" means any or all of the following:

        (a)   Royalties and any overriding royalties, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Farmors' Net Revenue Interest or Net Mineral Acres below that shown in Exhibit E-1 or, with respect to any applicable Replacement Acreage, Exhibit E-2, or increase Farmors' working interest above that shown in Exhibit E-1 or Exhibit E-2, without a corresponding increase in the Net Revenue Interest;

        (b)   All leases, unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leasehold Rights, to the extent that (i) the net cumulative effect of such instruments does not reduce Farmors' Net Revenue Interest or Net Mineral Acres below that shown in Exhibit E-1 or Exhibit E-2, or increase Farmors' working interest above that shown in Exhibit E-1 or Exhibit E-2, without a corresponding increase in the Net Revenue Interest and (ii) such instruments do not materially adversely affect the operation of the Leasehold Rights;

        (c)   Third-party consent requirements and similar restrictions with respect to which waivers or consents are (i) obtained from the appropriate parties or (ii) are routinely obtained after the closing of transactions of this nature;

        (d)   Liens for current Taxes or assessments not yet delinquent;

        (e)   Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

        (f)    All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Leasehold Rights or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

        (g)   Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Leasehold Rights, or any of them;

        (h)   Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not unreasonably interfere with the operation of the Leasehold Rights;

        (i)    All rights reserved to or vested in any Governmental Body to control or regulate any of the Leasehold Rights in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

        (j)    Any encumbrance on or affecting the Leasehold Rights which is expressly assumed in writing, bonded or paid by Farmee at or prior to the Closing Date or which is discharged by Farmors at or prior to the Closing Date;

        (k)   Any matters shown in Exhibit B.

        (l)    Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially interfere with the use or ownership of the Leasehold Rights subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent operator engaged in the business of owning and operating oil and gas properties, and which do not reduce Farmors' Net Revenue Interest or Net Mineral Acres below that shown in Exhibit E-1 or Exhibit E-2, or increase Farmors' working interest above that shown in Exhibit E-1 or Exhibit E-2, without a corresponding increase in Net Revenue Interest; and

        (m)  Liens granted under applicable joint operating agreements for amounts not yet delinquent.

        Section 3.4 Title Defect and Defect Adjustments.

        (a)   Notwithstanding that the scheduled Closing Date is September 30, 2008, Farmee shall have the right after the scheduled Closing Date to assert Title Defects as to the Leasehold Rights set forth in Exhibit E-1 and in Exhibit E-2, all in accordance with this Section 3.4; provided, however, that with respect to those Leasehold Rights set forth in Exhibit E-2, if any, that are not utilized as Replacement Acreage, then Farmee shall not be entitled to any remedy for any Title Defects asserted with respect to such Leasehold Rights. For the avoidance of doubt, once the Replacement Title Claim Date occurs, Farmee shall have no further opportunity to assert Title Defects regarding the Replacement Acreage.

        (b)   To assert a claim of a Title Defect with respect to those Leasehold Rights set forth in Exhibits E-1 and E-2 that are located in West Virginia or in Greene, Fayette or Washington County, Pennsylvania Farmee must deliver claim notices to Farmors (each a "Title Defect Notice") on or before 5:00 pm Mountain Time on October 15, 2008 (the "Title Claim Date") and to assert a claim of a Title Defect with respect to the Leasehold Rights set forth in Exhibit E-2 that are located in Westmoreland or Indiana County, Pennsylvania, Farmee must deliver a Title Defect Notice on or before 5:00 pm Mountain Time on (i) October 31, 2008 if less than 10,000 Net Mineral Acres is required for Replacement Acreage from such Counties and (ii) November 15, 2008 if more than 10,000 Net Mineral Acres is required for Replacement Acreage from such Counties (the applicable date, the "Replacement Title Claim Date"). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leasehold Rights affected by the Title Defect (each a "Title Defect Property"), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Farmors (as well as any title attorney or examiner hired by Farmors) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Farmee reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Farmee's belief is based. Notwithstanding any other provision of this Agreement to the contrary but subject to Farmee's rights upon a breach of Farmors' obligations under Sections 6.9 and 6.10 or the special warranty of title set forth in the Assignment, Farmee shall be deemed to have waived its right to assert Title Defects for which Farmors have not been given notice on or before (x) the Title Claim Date with respect to those Leasehold Rights set forth in Exhibits E-1 and E-2 that are located in West Virginia or in Greene, Fayette or Washington County, Pennsylvania or (y) the Replacement Title Claim Date with respect to the Leasehold Rights set forth in Exhibit E-2 that are located in Westmoreland or Indiana County, Pennsylvania; provided, however, that Farmee shall not be entitled to protection under Farmors' special warranty of title set forth in the Assignment against any Title Defect for which a Title Defect Notice is furnished pursuant to Section 3.4(b) and/or any Title Defect disclosed in writing to Farmee by Farmors prior to the Title Claim Date. For purposes of this Agreement, the term "Allocated Value" shall mean the number of Net Mineral Acres of a Leasehold Right multiplied by the per Net Mineral Acres price set forth in Section 2.1.

        (c)   Farmors shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove any Title Defects of which it has been advised by Farmee or which it has disclosed in writing to Farmee prior to (i) October 31, 2008 with respect to those Title Defects affecting those Leasehold Rights set forth in Exhibits E-1 and E-2 that are located in West Virginia or in Greene, Fayette or Washington County, Pennsylvania or (ii) 15 days following the Replacement Title Claim Date with respect to the Leasehold Rights set forth in Exhibit E-2 that are located in Westmoreland or Indiana County, Pennsylvania. Each of the time periods within which Farmors have the right to cure or remove the applicable Title Defect is referred to herein as the "Cure Period" and each of the dates upon which Famors' rights to cure or remove a Title Defect expires is referred to herein as "Title Closing Date."

        (d)   In the event that any Title Defect affecting the Leasehold Rights set forth in Exhibit E-1 is not waived by Farmee or cured by Farmors during the Cure Period applicable thereto, Farmors and Farmee shall substitute replacement acreage from those Leasehold Rights set forth in Exhibit E-2 that do not constitute Defect Acreage (such Leasehold Rights, the "Replacement Acreage") on (i) a Net Mineral Acre for Net Mineral Acre basis in place of any Leasehold Rights that are Defect Acreage and are located in Doddridge or Wetzel County, West Virginia or Greene County, Pennsylvania, and (ii) the basis of 1.2695 Net Mineral Acres of Replacement Acreage for each Net Mineral Acre of Leasehold Rights that are Defect Acreage and are located in Harrison, Marion or Monongalia County, West Virginia, as further provided in Section 3.4(e). The term "Defect Acreage" as used herein shall mean any Leasehold Rights affected by an asserted Title Defect or Defect that is not cured or removed by Farmors.

        (e)   In the event that Farmee and Farmor resolve any Title Defect or Defect by substituting the Net Mineral Acres associated with the adversely affected Leasehold Rights with Leasehold Rights set forth in Exhibit E-2 pursuant to Section 3.4(d) or the replacement occurs by reason of Section 6.4, then:

          (i)    the Replacement Acreage will be designated by mutual agreement of the Parties in blocks that are contiguous or proximate to the Leasehold Rights set forth in Exhibit E-1 in the applicable county, to the extent possible, from the Leasehold Rights set forth in Exhibit E-2, first from acreage located in Fayette County, Pennsylvania, second from acreage located in Washington County, Pennsylvania, third from Westmoreland County, Pennsylvania, and finally from acreage located in Indiana County, Pennsylvania, until such time as Farmee no longer has any remaining Leasehold Rights set forth on Exhibit E-2 to use as Replacement Acreage; and thereafter be selected pursuant to subsection (ii) below;

          (ii)   in the event that there is not sufficient Replacement Acreage pursuant to subsection (i) above, the acreage to be substituted for any remaining Defect Acreage will be as mutually agreed to by Farmee and Farmor.

Within 5 business days following the Cure Period for any Leasehold Rights set forth in Exhibit E-2 pursuant to Section 3.4(c), the Parties shall conduct an additional Closing (the "Replacement Acreage Closing") whereby (1) Farmors shall assign, transfer and convey the Replacement Acreage to Farmee, using the form of Assignment attached hereto as Exhibit G, (2) Farmee shall assign, transfer and convey the Defect Acreage for which the Replacement Acreage is being substituted to the relevant Farmor(s), using the form of Reconveyance attached hereto as Exhibit C, (3) the Parties will mutually confirm in writing their agreement to a revised Exhibit E-1 which, following consummation of any assignments as aforesaid, shall set forth the Leasehold Rights constituting the final Net Mineral Acres sold by Farmors and purchased by Farmee hereunder, (4) Farmors shall deliver to Farmee a certificate, duly executed by an authorized corporate officer of Farmors, dated as of date of the Replacement Acreage Closing (the "Replacement Acreage Closing Date"), certifying on behalf of Farmors that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled as to the Replacement Acreage, and (5) Farmee shall deliver to Farmors a certificate, duly executed by an authorized corporate officer of Farmee, dated as of Replacement Acreage Closing Date, certifying on behalf of Farmee that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled as to the Replacement Acreage.

        (f)    Subject to Farmee's rights upon a breach of Farmors' obligations under Sections 6.9 and 6.10 or the special warranty of title set forth in the Assignment, Sections 3.4(d) and 3.4(e) shall be the exclusive right and remedy of Farmee with respect to Title Defects that have been identified on or prior to the Title Claim Date or Replacement Title Claim Date, as applicable. Notwithstanding anything in this Agreement to the contrary, Farmee shall not be entitled to protection under Farmors' special warranty of title set forth in the Assignment against any Title Defect for which a Title Defect Notice is furnished pursuant to Section 3.4(b) and/or any Title Defect disclosed in writing to Farmee by Farmors prior to the Title Claim Date or Replacement Title Claim Date, as applicable.

        (g)   The dollar value resulting from a Title Defect (the "Title Defect Amount") shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

          (i)    if Farmee and Farmors agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

          (ii)   if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;

          (iii)  if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit E-1 or Exhibit E-2, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is Net Revenue Interest stated in Exhibit E-1 or Exhibit E-2. For illustration purposes only, the calculation in this Section 3.4(g)(iii) is as follows (if the Net Revenue Interest set forth in Exhibit E-1 or Exhibit E-2, for such Title Defect Property equals 80%):

Title Defect Amount	=	Allocated Value of Title Defect Property X ((80%-Actual Net Revenue Interest)/80%));

          (iv)  if the Title Defect reflects a discrepancy between (A) the Net Mineral Acres for any Title Defect Property and (B) the Net Mineral Acres stated in Exhibit E-1 or Exhibit E-2, the Title

  Defect Amount shall be the Net Mineral Acre decrease multiplied by the Allocated Value of such Title Defect Property;

          (v)   if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Farmee and Farmors and such other factors as are necessary to make a proper evaluation; and

          (vi)  notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

In computing any Title Defect Amount, the actual aggregate net Mineral Acres attributable to the subject Leasehold Rights will be used rather than the Initial Net Mineral Acres.

        (h)   Farmors and Farmee shall attempt to agree on all Title Defects and Title Defect Amounts prior to the applicable Title Closing Date. If Farmors and Farmee are unable to agree on Title Defects and Title Defect Amounts by the applicable Title Closing Date, then the Title Defects and Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(h). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, as selected by mutual agreement of Farmee and Farmors within five (5) Business Days after the applicable Title Closing Date, and absent such agreement, by the Houston office of the American Arbitration Association (the "Title Arbitrator"). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this section. The Title Arbitrator's determination shall be made within five (5) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(g) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amounts submitted by either Party and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Farmors and Farmee shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. Each of Farmors and Farmee shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to any third party consultation.

        Section 3.5 Casualty or Condemnation Loss.

        (a)   If, after the date of this Agreement but prior to (i) the Closing Date with respect to the Leasehold Rights set forth in Exhibit E-1 or (ii) the Replacement Acreage Closing Date with respect to any Replacement Acreage (if any), any portion of such Leasehold Rights is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a "Casualty Loss"), and the loss as a result of such individual Casualty Loss exceeds ten percent (10%) of the cash portion of the Consideration, Farmee shall nevertheless be required to close with respect to such Leasehold Rights, and Farmor shall elect by written notice to Farmee prior to Closing or the Replacement Acreage Closing (as applicable) either (i) to have Farmors cause the Leasehold Rights affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Farmors'

sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date or Replacement Acreage Closing Date, as applicable), (ii) to have Farmors indemnify Farmee in a manner reasonably acceptable to Farmors against any costs or expenses that Farmee reasonably incurs to repair the Leasehold Rights subject to any casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Leasehold Rights under Section 3.4. In each case, Farmors shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent the Parties otherwise agree in writing.

        (b)   If, after the date of this Agreement but prior to (i) the Closing Date with respect to the Leasehold Rights set forth in Exhibit E-1 or (ii) the Replacement Acreage Closing Date with respect to any Replacement Acreage (if any), any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is ten percent (10%) or less of the cash portion of the Consideration, Farmee shall nevertheless be required to close and Farmors shall, at Closing, pay to Farmee all sums paid to Farmors by third parties by reason of such casualty or taking and shall assign, transfer and set over to Farmee or subrogate Farmee to all of Farmors' right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties (other than Affiliates of Farmors and its and their directors, officers, employees and agents) arising out of the casualty or taking.

        Section 3.6 Limitations on Applicability.    Subject to Farmee's rights upon a breach of Farmors' obligations under Sections 6.9 and 6.10 or the special warranty of title set forth in the Assignment, the right of Farmee to assert a Title Defect under Section 3.4 of this Agreement shall terminate (i) with respect to the Leasehold Rights set forth in Exhibit E-1 as of the Title Claim Date and (ii) with respect to the Leasehold Rights set forth in Exhibit E-2 as of the Replacement Title Claim Date; provided, however, that Farmee shall not be entitled to protection under Farmors' special warranty of title set forth in the Assignment against any Title Defect for which a Title Defect Notice is furnished pursuant to Section 3.4(b) and/or any Title Defect disclosed in writing to Farmee by Farmors prior to (x) with respect to the Leasehold Rights set forth in Exhibit E-1, the Title Claim Date and (y) with respect to the Leasehold Rights set forth in Exhibit E-2, the Replacement Title Claim Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FARMORS

        Section 4.1 Generally.

        (a)   Any representation or warranty qualified "to the knowledge of Farmor" or "to Farmor's knowledge" or with any similar knowledge qualification is limited to matters within the actual knowledge of the individuals listed in Schedule 4.1. "Actual knowledge" for purposes of this Agreement means information personally known by such individuals after reasonable inquiry by such individuals of the employees of the applicable Farmor holding the title of Manager or higher that would normally be responsible for the matter to which such fact, circumstance or condition relates.

        (b)   Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

        (c)   Notwithstanding anything to the contrary in this Article 4 or elsewhere in this Agreement, Farmors make no representation or warranty as to the Leasehold Rights set forth in Exhibit E-2 except as to those Leasehold Rights that become Replacement Acreage (in which event Farmors' representations and warranties set forth in this Article 4 shall be deemed to have been made by Farmors as of the date of this Agreement and as of the Replacement Acreage Closing Date).

        (d)   Dominion Exploration & Production, Inc. makes the representations and warranties set forth in Sections 4.2 through 4.18 on behalf of itself and the other Farmors.

        (e)   Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Sections 4.2 through 4.18 shall terminate six months after the Closing Date. Claims for breaches of representations and warranties with respect to which Farmee has delivered to Farmor written notice on or prior to six months after the Closing Date shall survive the termination of the underlying representation and warranties as if said termination has not occurred until the claim is resolved.

        Section 4.2 Existence and Qualification.

        (a)   Dominion Exploration & Production, Inc. is a corporation, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business where the Leasehold Rights are located.

        (b)   Dominion Transmission, Inc. is a corporation, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business where the Leasehold Rights are located.

        (c)   Dominion Appalachian Development, LLC is a limited liability company, validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business where the Leasehold Rights are located.

        Section 4.3 Power.    Farmors each have the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

        Section 4.4 Authorization and Enforceability.    The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby by each Farmor have been duly and validly authorized by all necessary corporate or limited liability company action by such Farmor. This Agreement has been duly executed and delivered by each Farmor (and all documents required hereunder to be executed and delivered by such Farmor at Closing will be duly executed and delivered by it) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Farmor, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

        Section 4.5 No Conflicts.    The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement by each Farmor will not (a) violate any provision of such Farmor's governing documents, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which such Farmor is a party or which affect the Leasehold Rights, (c) violate any judgment, order, ruling, or decree applicable to such Farmor as a party in interest, (d) violate any Laws applicable to it or any of the Leasehold Rights, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body except for (i) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Leasehold Right or they are customarily obtained subsequent to the sale or conveyance thereof, and (ii) any matters described in subsections (b), (c), (d) or (e) above which would not have a Material Adverse Effect.

        Section 4.6 Liability for Brokers' Fees.    Farmee shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Farmors or their

Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

        Section 4.7 Litigation.    Except as set forth in Schedule 4.7, there are no actions, suits, condemnation, audit or proceedings ("Actions") pending, or to the knowledge of any Farmor, threatened in writing, before any Governmental Body, against any Farmor or any Affiliates of a Farmor which are reasonably likely to (a) materially impair such Farmor's ability to perform its obligations under this Agreement or (b) individually or in the aggregate have a Material Adverse Effect.

        Section 4.8 Compliance with Laws.    Except as set forth in Schedule 4.8, the Leasehold Rights are, and the operation of the Leasehold Rights is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Leasehold Rights, or the ownership, operation, development, maintenance, or use of any thereof, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Farmors make no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.

        Section 4.9 Governmental Authorizations.    To each Farmor's knowledge, except as set forth in Schedule 4.9, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Farmor has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Leasehold Rights as currently owned and operated; (b) Farmor has operated the Farmor's operated Leasehold Rights in accordance with the conditions and provisions of such Governmental Authorizations, and (c) no written notices of violation have been received by Farmor, and no proceedings are pending or, to Farmor's knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Farmor.

        Section 4.10 Preference Rights.    Except as set forth in Schedule 4.10, none of the Leasehold Rights, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement or the Farmout Agreement or any assignment of any of the Leasehold Rights to Farmee.

        Section 4.11 Leasehold Rights.

        (a)   Except as set forth in Schedule 4.11A, the Leases are valid, binding and in full force and effect against the applicable Farmor party thereto and, to each Farmor's knowledge, each other party thereto, and no material default exists in the performance of any obligation of such Farmor thereunder that would entitle the lessor to cancel or terminate any Lease and, to such Farmor's knowledge, no material default exists thereunder by any other Person a party thereto.

        (b)   No party to any Lease or any successor to the interest of such party has filed or, to the knowledge of Farmors, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease.

        (c)   Except as set forth in Schedule 4.11C, there are no Leases that are not currently being held by production that terminate on or before December 31, 2009.

        Section 4.12 Operation of the Leasehold Rights.    Except as set forth in Schedule 4.12, with respect to the Leasehold Rights, (a) there are no existing Hydrocarbon production or pipeline imbalances, (b) there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, (c) no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbons produced from such Leasehold Rights, and (d) there are no wells, equipment or other personal property included in such Leasehold Rights.

        Section 4.13 Surface Restrictions.    Except as set forth in Schedule 4.13, none of the Leasehold Rights on Leases covering greater than 320 acres are subject to any restrictions on any lessee thereunder to use the surface in connection with Hydrocarbon operations, including such operations with respect to the Target Formations, and no such Leasehold Right is burdened by any Encumbrance (other than Permitted Encumbrances) that contains any such restrictions.

        Section 4.14 Payment of Royalties and Rentals.    Except as set forth in Schedule 4.14, all rentals, royalties, excess royalties, overriding royalty interests, net profit interests, production payments and other interests burdening the production from or attributable to the Leasehold Rights have been properly and timely paid, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 4.15 Material Contracts.    Except as set forth in Schedule 4.15, none of the Leasehold Rights include, or are subject to or burdened by, (a) any contract, that can reasonably be expected to result in aggregate payments or receipts of revenue by Farmor of more than Five Hundred Thousand Dollars ($500,000.00) during the current or any subsequent year, including, (i) any operating agreement, transportation and processing or similar contract or Hydrocarbon sales contract (in each case) that is not terminable without penalty on 30 days or less notice, or (ii) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to Closing, and (b) any contract with any Farmor or any Affiliate of a Farmor that will not be terminated at or prior to Closing other than this Agreement, the Farmout Agreement and the other agreements to be delivered at Closing. Farmors are not, and to Farmors' knowledge, no other Person is in default of any such contract.

        Section 4.16 Taxes and Expenses.

        (a)   There are no material Tax liabilities of any Farmor (or any Affiliate of any Farmor) which could result in liability to Farmee as a transferee or successor, or otherwise attach to the Leasehold Rights.

        (b)   All costs and expenses incurred by any Farmor on or before the Closing Date in connection with the ownership of the Leasehold Rights on or before the Closing Date have been or will be paid without delinquency by Farmors except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

        Section 4.17 Hydrocarbon Sales.    Except as set forth in Schedule 4.17, no Farmor is obligated by virtue of: (a) a prepayment arrangement under any contract for the sale of Hydrocarbons that contains a "take or pay" provision, (b) a production payment, or (c) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Leasehold Rights at some future time without then or thereafter receiving payment for the production commensurate with such Farmor's ownership in and to the Leasehold Rights.

        Section 4.18 Shut-In Leases.    Schedule 4.18 sets forth those Leases that are being maintained in full force by the payment of shut-in royalties.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FARMEE

        Farmee represents and warrants to Farmors the following:

        Section 5.1 Existence and Qualification.    Farmee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Farmee is, or will be at the Closing, duly qualified to do business in the respective jurisdictions where the Leasehold Rights are located.

        Section 5.2 Power.    Farmee has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

        Section 5.3 Authorization and Enforceability.    The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Farmee. This Agreement has been duly executed and delivered by Farmee (and all documents required hereunder to be executed and delivered by Farmee at Closing will be duly executed and delivered by Farmee) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Farmee, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

        Section 5.4 No Conflicts.    The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement by Farmee will not (a) violate any provision of Farmee's governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Farmee is a party, (c) violate any judgment, order, ruling, or regulation applicable to Farmee as a party in interest, (d) violate any Law applicable to Farmee or any of its Leasehold Rights, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except any matters described in subsections (b), (c), (d) or (e) above which would not have a material adverse effect on Farmee or the transactions contemplated hereby.

        Section 5.5 Liability for Brokers' Fees.    Farmors shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Farmee or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

        Section 5.6 Litigation.    There are no actions, suits or proceedings pending, or to the knowledge of Farmee's officers and directors, threatened in writing, before any Governmental Body against Farmee or any Affiliate of Farmee which are reasonably likely to impair materially Farmee's ability to perform its obligations under this Agreement.

        Section 5.7 Financing.    Farmee has sufficient cash, available lines of credit or other sources of available funds (in United States dollars) to enable it to pay the Closing Payment to Farmors at the Closing.

        Section 5.8 Limitation.    Except for the representations and warranties expressly made by Farmors in Article 4 of this Agreement and in the documents delivered by Farmors to Farmee at Closing, Farmee represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, by Farmors as to the Leasehold Rights or prospects thereof, and (b) Farmee has not relied upon any oral or written information provided by Farmors. Without limiting the generality of the foregoing, Farmee represents and acknowledges that Farmors have not made and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Leasehold Rights. Farmee further represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Farmee has relied solely on the basis of its own independent due diligence investigation of the Leasehold Rights and the terms and conditions of this Agreement, and (iii) except as provided in Article 4 and in the documents delivered by Farmors to Farmee at Closing, all the information and data furnished to Farmee by Farmors (its officers, employers, representatives, consultants, agents or any third party on Farmors' behalf) is furnished only as an accommodation to Farmee without any representation or warranty.

        Section 5.9 SEC Disclosure.    Farmee is acquiring the Leasehold Rights for its own account for use in its trade or business, and not with a view toward, or for sale associated with, any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended and applicable state securities laws.

        Section 5.10 Bankruptcy.    There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Farmee.

        Section 5.11 Qualification.    Farmee will, by the time of the Closing, be qualified to own and assume operatorship of state oil, gas and mineral leases in any jurisdictions where the Leasehold Rights to be transferred to it so require, and the consummation of the transactions contemplated in this Agreement will not cause Farmee to be disqualified as such an owner or operator. To the extent required by the applicable state and federal Governmental Bodies, Farmee will, by the time of the Closing or as soon as practicable thereafter, have, and will thereafter continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases. For purposes of this Agreement, the term "Bonds" means lease bond, area-wide bonds or surety bonds, respectively. Farmee represents and acknowledges that it is not relying on the effectiveness of Farmors' Bonds in purchasing the Leasehold Rights; and in the event any of Farmors' Bonds are not released as a result of Farmee's failure to timely secure any such Bond in connection with the operation of the Leasehold Rights.

ARTICLE 6
COVENANTS OF THE PARTIES

        Section 6.1 Access.

        (a)   Between the date of execution of this Agreement and continuing until the Closing Date, Farmors will give Farmee and its representatives access to the Leasehold Rights and access to the records in Farmors' or their Affiliates' possession (including any seismic data), for the purpose of conducting an investigation of the Leasehold Rights, but only to the extent that Farmors may do so without violating any confidentiality or other obligations to any third party and to the extent that Farmors has authority to grant such access without breaching any restriction binding on Farmors; provided, however, that that Farmors shall use their commercially reasonable efforts to obtain any such waivers of such obligations and restrictions. Such access by Farmee shall be limited to Farmors' normal business hours, and any weekends and after hours requested by Farmee that can be reasonably accommodated by Farmors, and Farmee's investigation shall be conducted in a manner that minimizes interference with the operation of the Leasehold Rights.

        (b)   Farmee acknowledges that the permission of the operator (if other than Farmors) or another third person may be required before Farmee will be able to inspect portions of the Leasehold Rights and that such permission must be obtained prior to the inspection of such portions. Farmors shall use reasonable efforts to obtain such permission for Farmee upon Farmee's request. All inspections pursuant to this Section 6.1 shall be at Farmee's sole risk, cost, and expense, and Farmee shall indemnify, defend, and hold Farmors, their partners and their respective officers, directors, employees, contractors, and agents harmless from and against any and all liabilities arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Leasehold Rights as a result of Farmee's exercise of its right under this Section 6.1 other than any such liability arising out of the gross negligence or willful misconduct of any Farmor Indemnified Person. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Farmee agrees to comply with the rules, regulations, and instructions issued by Farmors and other operators of the Leasehold Rights regarding the actions of Farmee while upon, entering, or leaving the Leasehold Rights.

        Section 6.2 Government Reviews.    Farmors and Farmee shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

        Section 6.3 Cure of Pre-Closing Breaches; Supplementing Schedules.

        Until the Closing, if any of Farmee's or Farmors' representations or warranties is incomplete or untrue as of the date of execution of this Agreement or shall become incomplete or untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Farmee's or Farmors' covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement. In connection with the foregoing, among other things, Farmors shall be entitled to cure breaches of Farmors' representations and warranties by amending or supplementing the Schedules attached hereto and delivering the same to Farmee from time to time up until five (5) days prior to the Closing Date and such amendments or supplements shall operate to cure any such breach of such representations or warranties for purposes of this Agreement, including satisfying the conditions to Closing set forth in Section 7.2(a); provided, however, that Farmee may assert a claim that a Defect exists by delivering written notice to Farmor (a "Defect Notice") on or before 5:00 p.m. Eastern Time on September 25, 2008 (the "Defect Claim Date") and such alleged Defect, and the cash reduction, if any, associated with such Defect, will be treated in the same manner, and subject to the same requirements and determination by the Parties, as an alleged Title Defect under Section 3.4, except that the Defect Claim Date will be used instead of the Title Claim Date. As used herein, "Defect" means a breach of a representation or warranty (including by omission of information from a Schedule) caused by or arising from an amendment or supplement to any Schedule as compared to the Schedules attached to the Original Agreement, which breach adversely affects the Allocated Value of the Leasehold Rights covered by such amendment or supplement.

        Section 6.4 Post-Closing Breaches.

        From and after the (a) Closing with respect to the Leasehold Interests assigned by Farmor to Farmee as of such date and (b) the Replacement Acreage Closing, with respect to any Replacement Acreage assigned by Farmor to Farmee, in the event that Farmee asserts a claim to Farmors for a breach of any representation or warranty of any Farmor hereunder then Farmee and Farmors agree to use their reasonable efforts to mutually agree upon a satisfactory solution to compensate Farmee for any Liability incurred by it on account of the breach of such representation or warranty, including, among other things, considering such solutions as Farmors providing Replacement Acreage to Farmee or Farmors refunding to Farmee a portion of the Consideration in return for the assignment by Farmee of Leasehold Rights adversely affected by such breach. In the event that Farmee delivers a claim to Farmors for a breach of any representation or warranty of any Farmor with respect to Sections 4.8 through 4.18, then notwithstanding anything in this Agreement to the contrary, from and after (x) Closing with respect to the Leasehold Interests assigned by Farmor to Farmee as of such date and (y) the Replacement Acreage Closing, with respect to any Replacement Acreage assigned by Farmor to Farmee, Farmor and Farmee agree that if Farmors and Farmee are not otherwise able to agree on a satisfactory solution to compensate Farmee for any Liability incurred by Farmee on account of such breach and to the fullest extent that any Liability incurred by Farmee on account of the breach can be cured by substituting Replacement Acreage for the adversely affected interest, Farmee's sole and exclusive remedy for Farmors' breach of any such representations and warranties set forth in Sections 4.8 through 4.18 shall be the replacement of acreage as set forth in Section 3.4(e). In this regard, Farmors further agree that after the date hereof and (1) until the Replacement Title Closing Date, if applicable, Farmors shall not sell, lease, farmout or otherwise dispose of any Leasehold Rights set forth in Exhibit E-2 that are located in Fayette, Washington, Westmoreland and Indiana Counties, Pennsylvania, and (2) until the end of the entire six-month period specified in Section 4.1(e), Farmors shall not sell, lease, farmout or otherwise dispose of any Leasehold Rights set forth in Exhibit E-2 that are located in Fayette and Washington Counties, Pennsylvania.

        Section 6.5 Damages.

        Notwithstanding anything in this Agreement to the contrary:

        (a)   in no event shall Farmors' total Liability to Farmee's and Farmee's Affiliates for monetary damages, monetary compensation and indemnity coverage under this Agreement exceed Forty Million Dollars ($40,000,000) with respect to the aggregate of any claims by Farmee for (i) breaches of representations and warranties by Farmors pertaining to Sections 4.2 through 4.7 (other than Section 4.6), (ii) breaches of covenants or agreements by Farmors, (iii) breaches of representations and warranties by Farmors pertaining to Sections 4.8 through 4.18 when the Parties mutually agree on monetary compensation, and (iv) breaches of representations and warranties in Sections 4.8 through 4.18 when the breach is asserted after Closing under Section 6.4 and the breach cannot be cured by substituting Replacement Acreage for the adversely affected interest as provided in Section 6.4; and

        (b)   from and after the Closing, Farmee shall have no remedy at law or in equity against any Farmors for any breach of the representations and warranties set forth in Sections 4.2 through 4.18 (other than Section 4.6) until the aggregate measure of Farmee's actual damages resulting from said breaches amounts to Five Million Dollars ($5,000,000) (the "Deductible") excluding the value of any Defect for which Replacement Acreage is substituted as provided in Section 6.4. At no time, and under no circumstances, shall the damages constituting the Deductible be recoverable by Farmee from Farmors. For all determinations made from and after the Closing regarding the existence of a breach of any of Farmors' representations and warranties herein for the purposes of this Agreement and the amount of any damages with respect thereto, all such representations and warranties that are qualified by materiality, including a Material Adverse Effect, shall be deemed to be not so qualified.

        Section 6.6 Public Announcements; Confidentiality.

        (a)   Neither Farmors nor Farmee shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; and, provided, further, that each Party shall use its reasonable efforts to consult with the other Party regarding the contents of such release or announcement prior to making such release or announcement.

        (b)   Notwithstanding anything in the preceding Section 6.6(a) to the contrary, prior to the Farmor or Farmee making a press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential. except for disclosures to Representatives (as hereinafter defined) of the Parties); provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided, further, that prior to making any such disclosures to Representatives, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party. The term "Representatives," as used herein, shall mean (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party's operations in connection with the Leasehold Rights, including any consultant retained by such bank, other financial institution or entity.

        Section 6.7 Further Assurances.    After Closing, Farmors and Farmee each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement (including the Assignment).

        Section 6.8 Non-Solicitation.    Prior to Closing, Farmee agrees not to solicit, or cause an Affiliate of Farmee to solicit, any of Farmors' or their respective Affiliates' employees for performance of duties for Farmee or any of its Affiliates as an employee, contractor or consultant. The foregoing prohibition on solicitation shall not include an advertisement published in a general circulation newspaper or other similar recruiting media that are not expressly designed or targeted to solicit the employees of the Farmors and also shall not apply to the situation wherein an employee of any Farmor voluntarily approaches Farmee for employment.

        Section 6.9 Operations until Closing.    Except as may otherwise be expressly provided herein, from the date hereof to the Closing and, with respect to any Leasehold Rights set forth on Exhibit E-2 that might be designated as Replacement Acreage, the Replacement Acreage Closing Date (the "Pre-closing Period"), no Farmor shall do any of the following without the prior written consent of Farmee:

        (a)   release all or any portion of any Leasehold Rights;

        (b)   create an Encumbrance on any of the Leasehold Rights other than Permitted Encumbrances;

        (c)   amend a Lease to the extent such amendment affects the Leasehold Rights;

        (d)   waive, compromise, or settle any claim that would materially adversely affect ownership, operation or value of any of the Leasehold Rights;

        (e)   sell, lease or otherwise dispose of any of the Leasehold Rights;

        (f)    except for the wells listed in Schedule 6.9(f), consent to the commencement of any operations for the drilling or completing of any new well or any other material operation within the Leasehold Rights;

        (g)   waive any material right with respect to the Leasehold Rights;

        (h)   grant or create any Preference Right or Transfer Requirement with respect to the Leasehold Rights;

        (i)    enter into any contract or agreement with respect to the Leasehold Rights (other than this Agreement, the Farmout Agreement and the documents to be delivered pursuant hereto); or

        (j)    Commit to do any of the foregoing.

        Section 6.10 Certain Other Covenants Regarding the Leasehold Rights.    Except as may otherwise be expressly provided herein, during the Pre-closing Period each Farmor shall:

        (a)   promptly notify Farmee of the receipt during the Pre-closing Period by any Farmor of any written notice or written claim or written threat of notice or claim which becomes known to any Farmor relating to any material default or breach under, or relating to the termination or cancellation or written threat of termination or cancellation of, any of the Leases;

        (b)   cause to be paid all rentals, shut-in royalties, minimum royalties and other payments and perform all other acts that are necessary to maintain in force Farmors' rights in and to the Leases in full force and effect on the Effective Date and not scheduled to expire by its own terms prior to the date set forth in Section 9.1(b), and pay timely all costs and expenses incurred by Farmors in connection with such Leases;

        (c)   own and operate the Leases and the Leasehold Rights in the ordinary course of business consistent with past practices;

        (d)   use its commercially reasonable efforts to obtain the consents and waivers of any Preference Rights applicable to the Leasehold Rights; and

        (e)   enter into lease(s) with respect to each of the mineral fee interests shown in Exhibit E-1 and, with respect to any applicable Replacement Acreage, Exhibit E-2 using the Form of Lease attached hereto as Exhibit H so that, at Closing, Farmors' Assignment shall pertain not only to the Leasehold Rights associated with the Leases shown in Exhibit E to the Original Agreement, as amended, but shall also include the Leasehold Rights associated with the newly executed leases of Farmors' derived from the mineral fee interests shown in said original exhibit.

ARTICLE 7
CONDITIONS TO CLOSING

        Section 7.1 Conditions of Farmors to Closing.    The obligations of Farmors to consummate the transactions contemplated by this Agreement are subject, at the option of Farmors, to the satisfaction on or prior to Closing of each of the following conditions:

        (a)    Representations.    The representations and warranties of Farmee set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;

        (b)    Performance.    Farmee shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

        (c)    Pending Litigation.    No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

        (d)    Deliveries.    Farmee shall have delivered (or be ready, willing and able to deliver) to Farmors duly executed counterparts of the Farmout Agreement and the other documents and certificates to be delivered by Farmee under Section 8.3; and

        (e)    Payment.    Farmee shall have paid (or be ready, willing and able to pay) the Closing Payment.

        Section 7.2 Conditions of Farmee to Closing.    The obligations of Farmee to consummate the transactions contemplated by this Agreement are subject, at the option of Farmee, to the satisfaction on or prior to Closing of each of the following conditions:

        (a)    Representations.    The representations and warranties of Farmors set forth in Article 4 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

        (b)    Performance.    Farmors shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

        (c)    Pending Litigation.    No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body; and

        (d)    Deliveries.    Farmors shall have delivered (or be ready, willing and able to deliver) to Farmee duly executed counterparts of the Farmout Agreement and the other documents and certificates to be delivered by Farmors under Section 8.2.

ARTICLE 8
CLOSING

        Section 8.1 Time and Place of Closing.

        (a)   Consummation of this Agreement (the "Closing"), which shall, unless otherwise agreed to in writing by Farmee and Farmors, take place at the offices of Baker Botts L.L.P. located at One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995 at 10:00 a.m., Central time, on or before September 30, 2008 or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 9.

        (b)   The date on which the Closing occurs is herein referred to as the "Closing Date."

        Section 8.2 Obligations of Farmors at Closing.    At the Closing, upon the terms and subject to the conditions of this Agreement, Farmors shall deliver or cause to be delivered to Farmee, the following:

        (a)   the Farmout Agreement duly executed by Farmors;

        (b)   the Pipeline Precedent Agreement duly executed by Dominion Transmission, Inc. and Buyer;

        (c)   the Assignment executed by Farmors;

        (d)   a certificate, duly executed by an authorized corporate officer of Farmors, dated as of Closing, certifying on behalf of Farmors that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

        (e)   one (1) original executed statement described in Treasury Regulation §1.1445-2(b)(2) for each Farmor certifying that such Farmors is not a foreign person within the meaning of the Code; and

        (f)    a duly executed lease entered into by a Farmor using the Form of Lease attached as Exhibit H pertaining to each mineral fee interest of Farmors set forth in Exhibit E-1.

        Section 8.3 Obligations of Farmee at Closing.    At the Closing, upon the terms and subject to the conditions of this Agreement, Farmee shall deliver or cause to be delivered to Farmors, the following:

        (a)   one or more wire transfers, the total of which shall equal the Closing Payment, in same-day funds and payable to and in such individual amounts as Farmors direct in writing to Farmee;

        (b)   the Farmout Agreement, duly executed by Farmee;

        (c)   the Pipeline Precedent Agreement, duly executed by Farmee; and

        (d)   a certificate, duly executed by an authorized corporate officer of Farmee, dated as of Closing, certifying on behalf of Farmee that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled.

        Section 8.4 Closing Payment.

        (a)   Not later than four (4) Business Days prior to the Closing Date, Farmors shall prepare and deliver to Farmee a settlement statement calculating the Adjusted Consideration after giving effect to the Deposit and all the Consideration adjustments provided for in this Agreement. Farmee shall have two (2) Business Days to review the settlement statement. On the day following expiration of such two (2) Business Day review period, Farmee shall submit a written report containing any changes Farmee proposes to be made to the settlement statement. Farmors and Farmee shall agree on a final settlement statement no later than one (1) Business Day prior to Closing. The agreed upon calculation delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Farmee to Farmors at the Closing (the "Closing Payment").

        (b)   All payments made or to be made hereunder to Farmors shall be by electronic transfer of immediately available funds to a bank(s) and account(s) specified by Farmors in writing to Farmee, and all payments made or to be made hereunder to Farmee shall be by electronic transfer of immediately available funds to a bank and account specified by Farmee in writing to Farmors.

ARTICLE 9
TERMINATION

        Section 9.1 Termination.    Unless terminated prior to Closing pursuant to other provisions provided herein, this Agreement may be terminated at any earlier time: (a) by the mutual prior written consent of Farmors and Farmee; (b) by Farmors, if Closing has not occurred on or before November 30, 2008 other than due to default by Farmors; or (c) by Farmee, if Closing has not occurred on or before November 30, 2008, other than due to default by Farmee.

        Section 9.2 Effect of Termination.    Upon termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.6, 5.5, 6.4, 9.2, 9.3, 11.4, 11.7, 11.8, 11.9, 11.10 and 11.13 of this Agreement, and such defined terms set forth in Appendix A required in order to give effect to such preceding sections, all of which defined terms shall continue in full force and effect) and Farmors shall be free immediately to enjoy all rights of ownership of the Leasehold Rights and to sell, transfer, encumber or otherwise dispose of the Leasehold Rights to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(b) or 9.1(c) shall not relieve any Party from liability for any material default or material breach by such Party of this Agreement. In the event this Agreement terminates under Sections 9.1(b) or 9.1(c) because a Party has materially defaulted or breached this Agreement, then Farmor shall be entitled to the exclusive remedy set forth in Section 9.3 and Farmee shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which Farmee may be entitled; provided, however, that in no event shall Farmors'

liability to Farmee and Farmee's Affiliates exceed Forty Million Dollars ($40,000,000) in connection with any such termination.

        Section 9.3 Distribution of Deposit Upon Termination.

        (a)   If Farmors are not in material default or material breach of this Agreement and Farmors terminate this Agreement as the result of any material default or material breach by Farmee of Farmee's obligations hereunder, then as Farmors' exclusive remedy for Farmee's material default or material breach Farmors may retain the Deposit as full liquidated damages, free of any claims by Farmee or any other Person with respect thereto. In this regard, it is expressly stipulated and acknowledged by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Leasehold Rights, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

        (b)   If this Agreement is terminated for any reason other than the reasons set forth in Section 9.3(a), then Farmors shall deliver the Deposit to Farmee, free of any claims by Farmors or any other Person with respect thereto within three (3) days of the termination of this Agreement.

ARTICLE 10
INDEMNIFICATION, DISCLAIMERS AND WAIVERS

        Section 10.1 Indemnification.

        Effective as of the Closing, Farmors hereby indemnify, save and hold harmless Farmee, its Affiliates and each of their respective present and future directors, officers, managers, equity owners, partners, employees, representatives, attorneys consultants and agents, from and against any Liability arising from or associated with any Farmors' or their Affiliates' (a) ownership, operation, or use of the Leases associated with Leasehold Rights conveyed at Closing or later substituted as Replacement Acreage arising on or prior to the Closing Date or the date such Replacement Acreage is substituted, as applicable and (b) ownership, operation, or use of the Leases associated with Leasehold Rights conveyed by Farmee to any Farmors pursuant to a Reconveyance at a Replacement Acreage Closing arising from or after the applicable Replacement Title Closing Date, including (in each case) any Environmental Liabilities associated therewith, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of such Leases.

        Section 10.2 Indemnification Actions.    All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

        (a)   For purposes of this Article 10, the term "Indemnifying Party" shall mean the party or parties having an obligation to indemnify another party or parties pursuant to the terms of this Agreement. The term "Indemnified Party" shall mean the Party or Parties having the right to be indemnified by another Party or Parties pursuant to the terms of this Agreement.

        (b)   To make a claim for indemnification ("Indemnity Claim") under Section 10.1, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 10, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the "Indemnity Claim Notice"). The Indemnified Party shall provide its Indemnity Claim Notice promptly after the Indemnified Party has actual knowledge of the Liability for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Liability; provided that the failure of any Indemnified Party to give such notice of a Liability as provided in this Section 10.2 shall not relieve the Indemnifying Party of its obligations under Section 10.1 except to the extent that the delay in giving such notice prejudices the Indemnifying Party's ability to defend against the Liability and then only to the extent of the incremental increases in damages as a result of such delay. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnity Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

        (c)   The Indemnifying Party shall have thirty (30) days from its receipt of the Indemnity Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the relevant Liability at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

        (d)   If the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Liability. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Liability which the Indemnifying Party elects to contest. The Indemnified Party may (at its sole cost and expense) participate in, but not control, any defense or settlement of any Liability controlled by the Indemnifying Party pursuant to this Section 10.2(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Liability or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Liability, or (ii) settle any Liability or consent to the entry of any judgment with respect thereto in any manner that may materially adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity for which the Indemnifying Party is responsible and pays).

        (e)   If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Liability, then the Indemnified Party shall have the right to defend against the Liability at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choosing, subject to the right of the Indemnifying Party to admit its liability and assume and diligently defend the Indemnified Party with respect to the Liability at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Liability, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement and (iii) deny liability. Any failure to respond to such notice by the Indemnifying Party shall be deemed to be an election under subsection (i) above.

        Section 10.3 Disclaimers.

        (a)   EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF FARMORS TO BE DELIVERED PURSUANT TO SECTION 8.2(d), AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (I) FARMORS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) FARMORS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO FARMEE OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE

BEEN PROVIDED TO FARMEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF FARMORS OR ANY OF ITS AFFILIATES).

        (b)   EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF FARMORS TO BE DELIVERED PURSUANT TO SECTION 8.2(d) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FARMORS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE LEASEHOLD RIGHTS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE LEASEHOLD RIGHTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE LEASEHOLD RIGHTS, (IV) ANY ESTIMATES OF THE VALUE OF THE LEASEHOLD RIGHTS OR FUTURE REVENUES GENERATED BY THE LEASEHOLD RIGHTS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE LEASEHOLD RIGHTS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE LEASEHOLD RIGHTS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO FARMEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT FARMEE SHALL BE DEEMED TO BE OBTAINING THE LEASEHOLD RIGHTS SET FORTH IN EXHIBIT E-1 AND ANY REPLACEMENT ACREAGE IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT FARMEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS FARMEE DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

        (c)   SUBJECT TO THE INDEMNIFICATION PROVIDED FOR IN SECTION 10.1, FARMORS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE LEASEHOLD RIGHTS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND FARMEE SHALL BE DEEMED TO BE TAKING THE LEASEHOLD RIGHTS SET FORTH IN EXHIBIT E-1 AND ANY REPLACEMENT ACREAGE "AS IS" AND "WHERE IS" FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 11
MISCELLANEOUS

        Section 11.1 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

        Section 11.2 Notice.    All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Farmee:	Antero Resources Appalachian Corporation 1625 17th Street Denver, CO 80202 Attn: Vice President, Land Telephone: 303.357.7310 Telecopy: 303.357.7316
If to Farmors:	Dominion Exploration & Production, Inc. One Dominion Drive P.O. Box 1248 Jane Lew, WV 26378 Attn: General Manager Land Telephone: 304.884.2016 Telecopy: 304.884.2094
With a copy to:	Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002-4995 Attn: Hugh Tucker Telephone: 713.229.1656 Telecopy: 713.229.2856

        Either Party may change its address for notice purposes by giving notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed, if received during normal business hours, or on the next Business Day, if received outside of normal business hours.

        Section 11.3 Expenses.    All expenses incurred by Farmors in connection with or related to the authorization, preparation or execution of this Agreement, the Farmout Agreement and the Appendices and Exhibits hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Farmors, shall be borne solely and entirely by Farmors, and all such expenses incurred by Farmee shall be borne solely and entirely by Farmee.

        Section 11.4 Governing Law and Venue.    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.

        Section 11.5 Captions.    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        Section 11.6 Waivers.    Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 11.7 Assignment.    No Party shall assign all or any part of this Agreement, nor, except as provided in Section 6.10(e), shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, such consent to be withheld for any reason, and any assignment or delegation made without such consent shall be void. Notwithstanding the preceding, Farmee may assign this Agreement prior to the Closing to any Affiliate without the prior written consent of Farmors; provided, however, that Farmee shall remain liable for the obligations of its assignee.

        Section 11.8 Entire Agreement.    The Farmout Agreement, this Agreement and the Appendices and Exhibits attached hereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

        Section 11.9 Amendment.

        (a)   Except as provided in Section 6.3, this Agreement may be amended or modified only by an agreement in writing executed by both Parties.

        (b)   No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

        Section 11.10 No Third-Party Beneficiaries.    Nothing in this Agreement shall entitle any Person other than Farmee and Farmors to any Claims, remedy or right of any kind.

        Section 11.11 References.    In this Agreement:

        (a)   References to any gender includes a reference to all other genders;

        (b)   References to the singular includes the plural, and vice versa;

        (c)   Reference to any Article or Section means an Article or Section of this Agreement;

        (d)   Reference to any Appendix or Exhibit means an Appendix or Exhibit to this Agreement, all of which are incorporated into and made a part of this Agreement;

        (e)   Unless expressly provided to the contrary, "hereunder", "hereof', "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

        (f)    "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

        Section 11.12 Construction.    Farmee is a Party capable of making such investigation, inspection, review and evaluation of the Leasehold Rights as a prudent Farmee would deem appropriate under the circumstances including with respect to all matters relating to the Leasehold Rights, their value, operation and suitability. Each of Farmors and Farmee has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

        Section 11.13 Limitation on Damages.    Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each Party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other Party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

        Section 11.14 Conspicuousness.    The Parties agree that provisions in this Agreement in "bold" type satisfy any requirements of the "express negligence rule" and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

        Section 11.15 Severability.    If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

        Section 11.16 Time of Essence.    Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

        Section 11.17 Conflicts.    In the event that any provision within this Agreement conflicts with any provision in the Farmout Agreement, the terms provided in the Farmout Agreement shall control.

        Section 11.18 Delivery and Maintenance of Records.    Farmors, at Farmee's sole cost and expense, shall have a reasonable amount of time after the Closing to deliver to Farmee copies of the land records, contracts and such other documents as may be reasonably required and requested in writing by Farmee.

        Section 11.19 Amended and Restated Agreement.    This Agreement amends and restates the Original Agreement, as previously amended by the First Amendment, and replaces the Original Agreement, as previously amended by the First Amendment, in its entirety.

[Signatures Begin on the Following Page]

        IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties hereto on the date first above written.

FARMEE:
ANTERO RESOURCES APPALACHIAN CORPORATION
By:	/s/ ALVYN A. SCHOPP
Name:	Alvyn A. Schopp
Title:	Vice President Accounting and Administration
FARMORS:
DOMINION EXPLORATION & PRODUCTION, INC.
By:	/s/ BENJAMIN A. HARDESTY
Name:	Benjamin A. Hardesty
Title:	President
DOMINION TRANSMISSION, INC.
By:	/s/ SCOTT C. MILLER
Name:	Scott C. Miller
Title:	VP—Financial Management
DOMINION APPALACHIAN DEVELOPMENT, LLC
By:	/s/ BENJAMIN A. HARDESTY
Name:	Benjamin A. Hardesty
Title:	President

APPENDIX A
DEFINITIONS

        "Actions" means has the meaning set forth in Section 4.7.

        "Additional Deposit" has the meaning set forth in Section 2.2.

        "Affiliates" with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. "Control" means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.

        "Agreement" means this Amended and Restated Farmout Acquisition Agreement.

        "Allocated Value" has the meaning set forth in Section 3.4(b).

        "Assignment" means the Partial Assignment of Oil and Gas Leases in the form attached hereto as Exhibit G.

        "Bonds" has the meaning given such term in Section 5.11.

        "Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays.

        "Casualty Loss" has the meaning set forth in Section 3.5(a).

        "Closing" has the meaning set forth in Section 8.1(a).

        "Closing Date" has the meaning set forth in Section 8.1(b).

        "Closing Payment" has the meaning set forth in Section 8.4(a).

        "Code" means the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

        "Consideration" has the meaning set forth in Section 2.1.

        "Cure Period" has the meaning set forth in Section 3.4(c).

        "Deductible" has the meaning set forth in Section 6.5(b).

        "Defect" has the meaning set forth in Section 6.3(a).

        "Defect Acreage" has the meaning set forth in Section 3.4(e).

        "Defect Claim Date" has the meaning set forth in Section 6.3(a).

        "Defect Notice" has the meaning set forth in Section 6.3(a).

        "Defensible Title" has the meaning set forth in Section 3.2.

        "Deposit" has the meaning set forth in Section 2.2.

        "Designated Area" means Westmoreland County, Pennsylvania, Fayette County, Pennsylvania, Greene County, Pennsylvania, Harrison County, West Virginia, and Monongalia County, West Virginia, and Doddridge County, West Virginia.

        "Encumbrance" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Laws" means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601

through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

        "Environmental Liabilities" means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys' fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Leasehold Rights prior to the Closing Date or, with respect to any Replacement Acreage, prior to the conveyance by Farmors to Farmee of such Replacement Acreage or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Leasehold Rights prior to the Closing Date or, with respect to any Replacement Acreage, prior to the conveyance by Farmors to Farmee of such Replacement Acreage.

        "Excluded Assets" means those well bores described in Exhibit F and, subject to the Assignment, Farmors' rights as lessor and lessee under the leases executed in accordance with Section 6.10(e).

        "Farmee" means Antero Resources Appalachian Corporation.

        "Farmors" means Dominion Exploration & Production, Inc., Dominion Transmission, Inc., and Dominion Appalachian Development, LLC, collectively, and "Farmor" means each individually.

        "Farmout Agreement" means the Farmout Agreement in the form attached to this Agreement as Exhibit A.

        "First Amendment" has the meaning set forth in the Recitals.

        "Governmental Authorizations" has the meaning set forth in Section 4.9.

        "Governmental Body" or "Governmental Bodies" means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

        "Hydrocarbons" means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

        "Indemnified Party" has the meaning set forth in Section 10.2(a).

        "Indemnifying Party" has the meaning set forth in Section 10.2(a).

        "Indemnity Claim" has the meaning set forth in Section 10.2(b).

        "Indemnity Claim Notice" has the meaning set forth in Section 10.2(b).

        "Initial Deposit" has the meaning set forth in Section 2.2.

        "Initial Net Mineral Acres" has the meaning set forth in Section 2.1.

        "Laws" means all statutes, laws, rules, regulations, ordinances, decree, orders, writ injunction and codes of Governmental Bodies.

        "Leasehold Rights" means collectively, (a) all of the oil, gas or other Hydrocarbon leases set forth in Exhibits E-1 and Exhibit E-2 and each lease to be entered into by Farmors in connection with the mineral or fee interests set forth on Exhibits E-1 and Exhibit E-2 attached hereto (excluding any of such leases, mineral or fee interests that do not become substituted as Replacement Acreage hereunder, the "Leases") insofar and only insofar as such Leases cover depths and formations from the top of the Rhinestreet formation (as seen by the Bear Rocks #1 well, API number 37-051-22785 at a depth of 4805') to five hundred feet (500') below the top of the Helderberg formation (with the top of the Helderberg Formation as seen by the Bear Rocks #1 well, API number 37-051-22785 at a depth of 7577') (such depths and formations, the "Target Formations"), (b) all rights granted under such Leases to the extent relating to, or necessary in connection with, the ownership and operation of the Target Formations, including, without limitation, non-exclusive access rights and rights to install pipe and (c) any other rights, properties or interests relating to, or necessary in connection with, the ownership and operation of the Target Formations but specifically excluding the Excluded Assets.

        "Leases" has the meaning set forth in the definition of Leasehold Rights.

        "Liability" means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys' fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Body, any award of any arbitrator, any Law, or any contract, commitment or undertaking.

        "Material Adverse Effect" means any effect that is reasonably expected to have an adverse effect on the ownership or operation of the Leasehold Rights, provided, however, that "Material Adverse Effect" shall not include (a) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (c) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (d) any effect resulting from a change in Laws or regulatory policies.

        "Net Mineral Acre" means a Net Mineral Acre that results when the sum of the fractional ownership working interests in any mineral acres in which any working interest is owned equals one. For purposes of this Agreement the total number of Net Mineral Acres is the sum of the fractional working interests in all mineral acres in which any working interest is owned expressed as whole numbers and decimals.

        "Net Revenue Interest" has the meaning set forth in Section 3.2(a).

        "Original Agreement" has the meaning set forth in the Recitals.

        "Permitted Encumbrances" has the meaning set forth in Section 3.3.

        "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

        "Pipeline Precedent Agreement" means a Precedent Agreement for Firm Transportation Services Marcellus Shale Project substantially in the form attached hereto as Exhibit D, provided, however, that certain of the specific terms and conditions remain to be negotiated between Farmee and Dominion Transmission, Inc.

        "Pre-closing Period" has the meaning set forth in Section 6.9.

        "Preference Right" means any right or agreement that enables any Person to purchase or acquire any Lease or Leasehold Right or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Leasehold Right or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the Assignment or the consummation or performance of the terms and conditions contemplated by this Agreement or the Assignment.

        "Reconveyance" means the form of reconveyance attached hereto as Exhibit C.

        "Replacement Acreage" has the meaning set forth in Section 3.4(d).

        "Replacement Acreage Closing" has the meaning set forth in Section 3.4(e)

        "Replacement Acreage Closing Date" has the meaning set forth in Section 3.4(e).

        "Replacement Title Claim Date" has the meaning set forth in Section 3.4(b).

        "Representatives" has the meaning set forth in Section 6.6(b).

        "Target Formations" means that meaning ascribed to it in the Farmout Agreement.

        "Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

        "Title Arbitrator" has the meaning set forth in Section 3.4(h).

        "Title Claim Date" has the meaning set forth in Section 3.4(b).

        "Title Closing Date" has the meaning set forth in Section 3.4(c).

        "Title Defect" has the meaning set forth in Section 3.2.

        "Title Defect Amount" has the meaning set forth in Section 3.4(g).

        "Title Defect Notice" has the meaning set forth in Section 3.4(b).

        "Title Defect Property" has the meaning set forth in Section 3.4(b).

        "Transfer Requirement" means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Lease or Leasehold Right or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

QuickLinks

AMENDED AND RESTATED FARMOUT ACQUISITION AGREEMENT BETWEEN DOMINION EXPLORATION & PRODUCTION, INC., DOMINION TRANSMISSION INC., and DOMINION APPALACHIAN DEVELOPMENT, LLC, AS FARMORS, AND ANTERO RESOURCES APPALACHIAN CORPORATION, AS FARMEE
APPENDIX A DEFINITIONS